Exhibit 99.2

Company: TRANSENTERIX, INC.

Conference Title: Q3 2020 TransEnterix, Inc. Earnings Call

Moderator: Mark Klausner

Date: November 5, 2020

PRESENTATION

Operator

Good afternoon, ladies and gentlemen, and welcome to the TransEnterix Third Quarter Business Update Conference Call.

At this time, all participants are in a listen-only mode. Later, we will conduct a question-and-answer session and instructions will follow at that time.

I would now like to turn the call over to Mr. Mark Klausner of Westwicke. Please go ahead.

Mark Klausner – Westwicke Partners, LLC - Managing Partner

Thanks, Operator. Good afternoon, everyone, and thank you for joining us on today's call. On the call with me today are Anthony Fernando, President and Chief Executive Officer, and Shameze Rampertab, Chief Financial Officer.

Before we begin, I would like to caution listeners that certain information discussed by management during this conference call, including any guidance provided, are forward-looking statements covered under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those stated or implied by our forward-looking statements due to risks and uncertainties associated with the Company's business, including any impact from the COVID-19 pandemic.

The Company undertakes no obligation to update the information provided on this call. For a discussion of risks and uncertainties associated with TransEnterix business, I encourage you to review the Company's filings with the Securities and Exchange Commission, including the Form 10-K filed on March 16, 2020, and other filings we make with the SEC.

During this call, we will also present certain non-GAAP financial information related to adjusted net loss attributable to common shareholders, and adjusted net loss per common share attributable to common stockholders. Management believes that non-GAAP financial measures, taken in conjunction with U.S. GAAP financial measures, provide useful information for both management and investors by excluding certain non-cash and other expenses that are not indicative of the Company's core operating results.

Management uses non-GAAP measures to compare our performance relative to forecast and strategic plans, to benchmark our performance externally against competitors, and for certain compensation decisions. Reconciliations from U.S. GAAP to non-GAAP results are presented in the tables accompanying our earnings release, which can be found in the Investor Relations section of our website.

It is now my pleasure to turn the call over to TransEnterix President and Chief Executive Officer, Anthony Fernando.

Anthony Fernando – TransEnterix, Inc. – President, CEO and Director

Good afternoon, everyone, and thank you for joining us. With me on today's call is TransEnterix’s newly appointed Chief Financial Officer, Shameze Rampertab. After we review our third quarter results, I will shift to a high-level overview of our third quarter activity and recent trends in the business. We will then open the line for questions.

First, I would like to introduce and welcome our new CFO, Shameze Rampertab. He brings over 20 years of financial leadership experience in the healthcare sector to the Company. In addition to significant experience in corporate leadership roles, his background also includes time spent as an investment banker and sell-side equity research analyst. He has a proven track record of successfully implementing financial strategies and sourcing capital at publicly traded healthcare companies. We are excited to have him on board as we pursue our next phase of growth as an organization.

With that, I will hand the call over to Shameze to provide a financial update for the third quarter. Shameze?

Shameze Rampertab – TransEnterix, Inc. – Executive Vice President and CFO

Thanks, Anthony. I am excited to be here and look forward to being a part of the organization as we seek to drive the adoption of Senhance globally.

Turning to the third quarter, for the three months ended September 30, 2020, the Company reported revenue of $800,000 as compared to revenue of $2.0 million in the three months ended September 30, 2019. Revenue in the third quarter of 2020 included $200,000 in systems leasing, $200,000 in instruments and accessories, and $400,000 in services.

For the three months ended September 30, 2020, total operating expenses were $14.6 million, as compared to $96.4 million in the three months ended September 30, 2019.

For the three months ended September 30, 2020, net loss attributable to common stockholders was $15.1 million, or $0.15 per share, as compared to a net loss of $97.8 million, or $5.55 per share, in the three months ended September 30, 2019. During the three months ended September 30, 2019, the Company recorded a goodwill impairment charge of $79.0 million and an in-process research and development impairment charge of $7.9 million. No impairment charges were recorded during the three months ended September 30, 2020.

For the three months ended September 30, 2020, the adjusted net loss attributable to common stockholders was $11.9 million, or $0.12 per share, as compared to an adjusted net loss of $20.6 million, or $1.17 per share in the three months ended September 30, 2019. Adjusted net loss is GAAP net loss adjusted for the following items: goodwill impairment, change in fair value of contingent consideration, intangible asset impairment, amortization of intangible assets, change in fair value of warrant liabilities, and loss from the sale of Surgibot assets, all of which are non-cash charges. Adjusted net loss attributable to common stockholders is a non-GAAP financial measure. A reconciliation from GAAP to non-GAAP measures can be found in our earnings release.

Turning to the balance sheet, the Company had cash and cash equivalents and restricted cash of approximately $21.1 million and working capital of $25.9 million as of September 30, 2020.

On July 6, 2020, we announced the closing of an underwritten public offering, including the full exercise of the over-allotment option, bringing in gross proceeds of $15 million.

We continue to optimize our operations subsequent to our completed restructuring efforts. In the first quarter of 2021, we will be moving to a new leased premises in Research Triangle Park, North Carolina, benefiting financially from a smaller footprint in a modern facility.

As a result of the completed restructuring and cost optimization efforts, we believe that existing cash and cash equivalents, together with cash we will receive from operating activities and realization of other current assets, will be sufficient to meet our anticipated cash needs into the second quarter of 2021.

I will turn the call back over to Anthony.

Anthony Fernando

Thank you, Shameze.

I will now provide an update on recent performance as well as the progress we have made on the key areas that we are focused on in 2020.

As a reminder, these areas of focus are: first, market development, which involves building awareness of the Senhance System, and effectively demonstrating the clinical and economic value in the marketplace by increasing the visibility of the success that our customers are having with the Senhance. Second, clinical validation, which emphasizes the development of clinical evidence supporting the value propositions of the Senhance. And third, portfolio expansion, which focuses on broadening the applicability of Senhance by adding new indications, features and new instruments

Starting with our first focus area, market development. Specific to new system installs, as of the end of the third quarter, we have entered into nine leasing agreements and started eight clinical programs. We continue to believe we are on track to meet our goal of 12 to 15 installations for the year.

In the third quarter, we initiated clinical programs at three new sites, two in Europe and one in Japan. The European clinical programs were initiated at LKH Feldkirch in Austria and Maastricht University Medical Center in the Netherlands. The third clinical program was started at St. Marianna University School of Medicine Toyoko Hospital, a hospital in the greater Tokyo metropolitan area.

Near the end of the third quarter, we signed an additional system lease agreement with Toshima Hospital, a hospital in Tokyo, Japan, and plan to initiate this clinical program in the fourth quarter.

As it relates to our pipeline, the demand for Senhance remains strong, particularly in Asia. To help support that demand, we have added a dedicated training facility in Japan. As announced in September, we inaugurated a training facility at the Saitama Medical University International Medical Center in the Greater Tokyo area. The Asia-Pacific region has seen a significant increase in new system placements and Senhance utilization, a trend that we expect to continue.

We expect the Japanese Training Center will help drive increased utilization of our seven, soon to be eight, system installations in the Asia-Pacific region and encourage further adoption of our technology in additional hospitals. Similarly, we continue to see strong demand for Senhance in Europe, and expect to launch an additional training center in Europe before the end of 2020.

After a strong start to the year, procedure volumes were materially impacted by COVID-19 beginning late in the first quarter. However, the back half of the second quarter, and throughout the third quarter, we have seen a rebound. Year to date, procedures were down just 12% over 2019. The trends during the year have varied across our three primary geographies.

In Asia, we have continued to grow our active installed base, and procedure volumes have followed suit, with volumes growing 37% year over year during the quarter. In the U.S., despite the negative impact due to COVID, procedure volumes in the third quarter were down only 11% over the prior year. Lastly, in the EMEA region, where we continue to see COVID-driven disruption, volumes declined approximately 28% over the prior year quarter. Despite the year over year decline in the EMEA region, we did see a significant rebound in volumes in the third quarter, growing nearly 200% sequentially as compared to the second quarter of 2020. We continue to monitor the COVID pandemic developments on our business as much of the world enters a new phase.

We are very excited about the work in one of our specialty areas—pediatrics. Earlier this year, we received a CE Mark approval that enabled us to use digital laparoscopy with Senhance and our unique 3-millimeter instruments on pediatric patients.

Pediatric surgeons are skilled minimally invasive surgeons who treat a wide range of patients from infants to adolescents. Working with small anatomy presents unique obstacles for the surgeon. Utilizing small instruments in small cavities can heighten challenges with visualization, instrument control and surgical access.

These are key areas where Senhance can help. In addition to stable-visualization, Senhance can minimize traumatic forces exerted by instruments on the abdominal wall through tremor filtration capabilities and the use of a digital fulcrum point. The combination of these two features create an optimal microlaparoscopic working environment for the surgeon. Furthermore, the Senhance system is the only robotic-assisted surgical system in the world to provide fully-reusable 3-millimeter instruments. Pediatric surgeons strongly prefer the use of 3-millimeter instruments to reduce invasiveness, but don’t use them regularly because they are difficult to manipulate and control manually. These advantages in digital laparoscopy with the Senhance Surgical System has the potential to reduce invasiveness in surgery, reduce surgical variability, especially in complex surgeries, and meaningfully improve outcomes for pediatric patients.

On October 12, the Company announced that surgeons at Maastricht University Medical Center, or MUMC, in the Netherlands, successfully operated on multiple pediatric patients. This is the first pediatric surgical program in the world to utilize our Senhance system and integrate robotic instruments as small as 3 millimeters into their standard of surgical care.

We view pediatrics as a highly underserved market that will benefit significantly from the capabilities Senhance provides. We are leveraging the momentum we are seeing in Europe to increase the number of pediatric Senhance programs.

Shifting to an update on our foundational sites. As a reminder, foundational sites are those that are performing procedures at an annualized rate of greater than 100 procedures per year. We currently have 11 foundational sites, up from seven at the start of 2020. The slowdown in elective procedures has slowed the expansion of these foundational sites since the beginning of the year, but we are optimistic that we will continue to add foundational sites during the rest of the year.

Turning to our second focus area, clinical validation. In 2020, we continue to focus on the development of health-economic and clinical performance data, with an emphasis on the cost impact of Senhance relative to traditional laparoscopy as well as other surgical robotic systems. We have made good progress during the quarter on several studies, including: two cost comparative studies, one in the U.S. and one in Europe, comparing the average cost per procedure between Senhance, laparoscopy and robotics; one on the ergonomic benefits of using Senhance; one on the clinical performance when using 3-millimeter instruments; and one on OR efficiency, ease of use and integration of Senhance in a hospital’s existing clinical program or OR team.

The early trends, as reported by the investigators, are very positive and we remain on track for some initial data to publish later this year.

Turning to our third focus area, portfolio expansion. Following the FDA clearance of the first machine vision system in robotic surgery with the Intelligent Surgical Unit, or ISU, in March of this year, we continue to progress towards offering additional features with the technology. The ISU adds a new cooperative component to robotic-assisted surgery by enabling ‘intra-operative’, real-time augmented intelligence capabilities in surgery for the very first time. It has the potential to change the role of robotic-assisted technology in the OR from being transactional with the surgical team, to being cooperative with them. This signals a significant and meaningful shift in how robotic-assisted technologies add value in surgery. The ISU will provide true competitive advantages to laparoscopic surgeons globally and even the playing field, giving surgeons a shorter learning curve and confidence to use digital laparoscopy when performing surgery.

The innovative machine vision based camera control features that were recently introduced enable the system to recognize certain objects and locations in the surgical field. Based on current clinical usage, we have seen that the seamless tracking of instruments by the system during surgery has improved ease of use and efficiency in intraoperative camera control, potentially reducing the risk of surgical errors driven by poor camera control during surgery.

On September 23, we announced the completion of the first surgeries utilizing the ISU’s machine vision capabilities. The surgeries were completed at Hackensack Meridian Health Pascack Valley Medical Center, a hospital in New Jersey. The patients were treated by Dr. Amit Trivedi, Chair of Surgery at Hackensack Meridian Health Pascack Valley Medical Center, and his team, in multiple general surgery procedures. We are excited about the early successes we have seen with procedures where the ISU has been utilized as it validates the benefits of the technology.

It’s a platform that will continue to evolve. We are working to add incremental ISU features, namely the next generation of machine vision and augmented intelligence capability, such as scene recognition and surgical image analytics. This next software update for the ISU that we will seek FDA clearance on represents the next step in delivering on our digital surgery strategy.

Shifting to general surgery. In August, we announced that we filed a 510(k) for indication expansion with the FDA. Based on currently approved indications for use with the Senhance, approximately 1.4 million procedures are addressable in the U.S. Assuming we receive clearance for the general surgery indication expansion, we will add approximately 800,000 additional general and bariatric procedures to our total addressable market in the U.S.

As it relates to our upcoming regulatory milestones: we continue to expect to receive a CE Mark for the ISU in Europe by the end of 2020; we expect to receive FDA 510(k) clearance for our General Surgery indication expansion during the first quarter of 2021; we continue to expect to file for FDA 510(k) clearance for the next generation ISU features during the first quarter of 2021; and lastly, we expect to file for FDA 510(k) clearance for articulating instruments in the first quarter of 2021.

In summary, we are very proud of everything we have been able to accomplish during the third quarter and into the fourth quarter, particularly given the challenging global environment brought on by COVID-19. We made progress across each of our key areas of focus: we continue to initiate Senhance programs across the globe; we are facilitating the ongoing increase in system utilization through the addition of training centers in key geographies; we had several “first procedures” for high-impact indications and new technology introductions; we continue to develop critical clinical data; we have added talent in key areas within the organization; and we continue to make tremendous strides with our regulatory initiatives. We look forward to leveraging this momentum into the balance of 2020 and into 2021 to bring the benefits of Senhance for more surgeons, hospitals, and patients across the globe. I would like to thank our global team for their efforts during these uncertain times. COVID-19 has presented a variety of challenges, and the team has shown tremendous adaptability, creativity, and resolve to continue to deliver through the pandemic.

With that, I would like to open the line up for questions.

Operator

Thank you. To ask a question please press the one followed by the four on your telephone keypad. You will hear a three-tone prompt to acknowledge your request. If the question has already been asked and you would like to withdraw your registration please press one, three. Once again to queue up for a question you may press the one followed by the four on your telephone keypad. One moment please for the first question.

Our first question comes from the line of Jeffrey Cohen with Ladenburg Thalmann. Please go ahead.

Jeffrey Cohen – Ladenburg Thalmann & Co. Inc. – MD of Equity Research

Hi, Anthony and Shameze. How are you?

Anthony Fernando

Very good, Jeff. How are you doing?

Jeffrey Cohen

Just fine. Great. So a couple of questions for you. Firstly, Anthony, you were talking about one specific publication that you expect out by the end of the year. Is that correct? Can you review with us where the publication is coming from, and in what format we'll see it, and what's your main focus?

Anthony Fernando

Yes. I think, Jeff, the first publication is going to be a U.S. publication. It's a cost comparison publication comparing laparoscopy, Senhance and other robotics platform. But with respect to where it's going to come from, it's in the review process so I'm unable to disclose where it's submitted with the investigators. But we believe we'll be able to see it come out before the end of this year. Amongst other things, right, all the—even on the other topics, we are very active in trying to get the data, and work with the investigators to get the data to be published. So we'll at least get the process started with the first one here in short order.

Jeffrey Cohen

Okay. So there's some other publications you're aware of as well?

Anthony Fernando

Yes. Yes. So I think we are working on multiple fronts, right? One is on the cost front in the U.S. and Europe, one on ergonomics, another one on the clinical outcomes or benefits of using 3-millimeter instruments. So we're trying to hit on multiple different vectors to make sure that there's clinical evidence and data that gets published in a kind of a high-impact manner.

Jeffrey Cohen

Got it. Okay. Can you give us any flavor for the ISU capabilities now? Any idea as far as number of cases Dr. Trivedi has done? And any insight into the ISU capabilities for the other systems existing in the U.S., at least for this year?

Anthony Fernando

I think just to clarify if—once the ISU is installed, every case that the surgeon performs uses the ISU, whether the surgeon chooses to use those features are not—it kind of becomes native to the system. So the initial features that the surgeons are using are primarily on camera control. So that—and tracking of instruments just so that it helps them maneuver and navigate surgical field by moving the instrument. So that's one of the features they're using.

And the other one kind of really focuses more on collaboration within the OR, enabling the rest of the OR team to be able to see exactly what the surgeon is seeing; not just the surgical site, but also the inputs, output coming out of the robot. So it kind of creates more of a collaborative nature within the OR.

Those are kind of the primary features. Collaboration is one angle and the second one is around visualization.

The next part to your question about what's to come, I think we're kind of going to build on this platform by continuing to add additional features to the current platform by means of software upgrades to the system. And that you'll start to see us making those—FDA—they'll have to go through the FDA, but you'll see those FDA submissions, the second wave of features, which will be more around analytics and more information on the surgical field that the surgeon can query. So that, you'll see sometime in the first quarter that we'll go into, go into the FDA.

Jeffrey Cohen

And would you expect some additional centers to come online in the U.S.?

Anthony Fernando

Yes. So we piloted—we initially plan to pilot that at two U.S. sites. We have one up and running and very soon, we'll have the second site up and running. And then once we have these two sites up, then we'll expand to all the sites.

And I think—so I think you also asked about how many. I think I'd say that it's north of 15 cases so far. So pretty much like every case, these surgeons do use the ISU right now.

Jeffrey Cohen

Okay. And what's the pathway for Europe? You spoke about anticipating a CE Mark by the end of the year? Has that been filed? Or is there a dialogue ongoing now?

Anthony Fernando

Yes. I first submitted, I believe it was in July of this year, that we submitted it to the notified body in Europe, and we are expecting to get the CE Mark approved towards the end of this year.

Jeffrey Cohen

Okay. And then can you touch upon the articulating instrumentation that you spoke about coming to market perhaps in 2021? Where will that be? Is that U.S. or CE as far as filings? And specific to instruments that you're offering now, which ones do you expect initially will go through articulation?

Anthony Fernando

So with respect to articulation, we already have a CE Mark, and the articulating instruments are in use in Europe already. It's had a few sites. We've been collecting data, and primarily performance data, and that's already ongoing in Europe. And with respect to the U.S., we believe that we plan to file the 510(k) sometime in the first quarter of 2021, and then however long it takes for approval. And once we get the approval, we'll roll it out in the U.S. But in Europe, it's already approved and on the market.

Jeffrey Cohen

Okay. And finally, for me, could you—you spoke about some numbers on procedure volume. So what I heard was for Q3: Asia, plus 37%; U.S., minus 11%; and EMEA, minus 28%. But then you were talking about a 200% swing to the upside. Was that for EMEA from the previous quarter?

Anthony Fernando

Yes. If you were to look at Q2 versus Q3 for EMEA, they were up 200%. We're showing the rebound of cases coming back in Europe. So that 200% was specific to EMEA.

Jeffrey Cohen

Okay. EMEA sequential from Q2 to Q3 was up 200%, but Q3 was down 28% year-over-year.

Anthony Fernando

Correct.

Jeffrey Cohen

I got it. Okay, that does it for me Anthony, Shameze. Thanks a lot for taking my questions.

Anthony Fernando

Thank you, Jeff.

Shameze Rampertab

Thank you.

Operator

Our next question comes from the line of Frank Harris, Raymond James. Please, go ahead.

Frank Harris – Raymond James & Associates – Equity Research Analyst

Hey, good afternoon, this is Frank on for Larry. I just have a couple of questions. So first, on the general surgery filing, was there any clinical data submitted for the general surgery indication? And if so, what were the general surgery procedures that formed the basis for the filing?

Anthony Fernando

Okay. Frank, I think—so I'll say that, yes, clinical data was included because as you know, we have—we perform all the general surgery cases in Europe and some general surgery cases in U.S. already. So I mean the hernias, gall bladders and the colorectal procedures that have been approved in the U.S. already, so we are leveraging some of that and also some additional procedures in order to create—make the submission.

What we are about to get probably, trying to get it—just to broaden it even further and also into bariatric procedures that we currently don't have on label. So that—it's really a broadening of the general surgery kind of umbrella that will include bariatric. So I’ll kind of keep it shy of that because we have this in review right now, and I think the specifics, we will only kind of be able to finalize once we get that approval.

Frank Harris

Okay. That's helpful. And then if you could maybe expand a little bit on the 800,000 of additional general surgery procedures. Could you—is it possible you can break out the various procedures and the annual opportunity for each? Or is it too early for that?

Anthony Fernando

I think it's a little bit too early for that. I mean, if you look at the overall procedures, general surgery procedures and what we have on our label and what we don't have on our label, that's kind of how we distinguish the 800,000. Eight-hundred thousand is not procedures that we currently have on label, which we would have access to once we get this approved. But I think it's a bit too early to dive into the next layers in detail and then kind of talk about it.

Frank Harris

Okay. That's all right. And then could you remind us how many Senhance systems you currently have in inventory? And what is your thoughts on timing for manufacturing additional systems?

Anthony Fernando

Okay. So I think, I mean, we have a pretty good pipeline going in terms of production. I mean we continue to produce systems based on needs. And I think even on an inventory point, there's no shortage of inventory, and we are able to fulfill all the new systems that come online through these leasing programs pretty much in two to three weeks, we are able to install systems and get them up and running.

I wouldn't want to get into details about exactly how much systems we have in inventory. But I think we are pretty well positioned to be able to meet our pipeline demand that we are projecting over the—for the next one, two, three quarters. I think we’re pretty good in terms of inventory to be able to support all of that.

Frank Harris

Okay. That's helpful. And then just last for me. As we think about competition as new surgical robots start to come on the market, we're just hearing a lot more from some of the competitors like Medtronic. How should we just think about the basis for competition moving forward from here?

Anthony Fernando

Yes. I think, Frank, it's a very good question. I think we still continue to believe that digital laparoscopy with the Senhance is very uniquely positioned, and no one is really trying to mimic what we are doing. Everything from the surgeon training, the surgical technique and the cost per procedure, we are extremely uniquely positioned. So that's one key differentiator; even with all the competitive systems that we are aware of, we can very comfortably say that we are truly differentiated there.

And second, I think if you really look at the overall market penetration on a global ecosystem, I think global robotic penetration is, what, like less than 5% globally, I think. So that also talks about—this goes to show there's plenty of opportunity for other players to enter the market.

And I think personally also, I believe that competition drives innovation. So I think it's a good thing to have multiple platforms. I think that will drive for better surgery, better robotics platforms and also drive better outcomes at the end. And while there is, I think good—there's talk about other players entering the market, I think it's going to be a while, right? I think some of these U.S. players don't have regulatory approvals. They're planning to do IDE studies, but on the flip side, we are way beyond the regulatory stage, and we're doing good surgery in all different parts of the world every day.

So, I think we're looking—I think we welcome the competition and all the other players coming into the market. And we're going to keep moving on the clinical front and advancing the platform as we go along.

Frank Harris

Great, thanks so much.

Anthony Fernando

Thank you, Frank.

Operator

I am now turning the call over back to you, Mr. Fernando. Please go ahead.

Anthony Fernando

Thank you all for joining us on today's call. We appreciate your interest in TransEnterix, and look forward to updating you on our progress next quarter. Thank you very much.

Operator

That concludes today's call. We thank you for your participation and ask you to please disconnect your lines.